Exhibit 10.9

LEASE AGREEMENT

BETWEEN

CROWN GRAND TRI-STATE LLC,

AS LANDLORD,

AND

CASH AMERICA INTERNATIONAL, INC.

AS TENANT

DATED: MARCH 17, 2009

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LIST OF EXHIBITS

EXHIBIT A	- FLOOR PLAN OF PREMISES

EXHIBIT B	- BUILDING RULES AND REGULATIONS

EXHIBIT C	- ESTOPPEL CERTIFICATE

EXHIBIT D	- CERTIFICATE OF COMMENCEMENT DATE

EXHIBIT E	- LANDLORD’S WORK

EXHIBIT F	- RESTROOM EXPANSION PLAN

LEASE INFORMATION SUMMARY

I. LEASE DATE	March 17, 2009

II. PARTIES AND ADDRESSES

A. Landlord:	Crown Grand Tri-State LLC

B. Landlord’s Address for Notices:	c/o Crown Properties, Inc.
8 Fairway Court
Upper Brookville, New York 11771
Attention: Mr. Davar Rad

With a copy to:
Platte, Klarsfeld, Levine & Lachtman, LLP
10 East 40th Street, 46th Floor
New York, New York 10016
Attention: David R. Lachtman, Esq.

C. Tenant:	Cash America International, Inc.

D. Tenant’s Address for Notices prior

to Commencement Date:	200 West Jackson Blvd., Suite 2400

Chicago, Illinois 60606

Attention: Chief Financial Officer

E. Tenant’s Address for Notices after

Commencement Date:	1275 Tri-State Parkway, Suite 100

Gurnee, Illinois 60031

Attention: Director of Operations

With copies to:
200 West Jackson Blvd., Suite 2400
Chicago, Illinois 60606
Attention: Chief Financial Officer

Cash America Net Holdings, LLC
1600 West 7th Street
Fort Worth, Texas 76102
Attn: Legal Department

III. PROPERTY INFORMATION

A. Building:	1275 Tri-State Parkway, Gurnee, Illinois 60031

B. Premises:	Suite No. 100 located on the first (1st) floor in the Building comprising of approximately 20,228 rentable square feet (Section 1) as shown cross-hatched on Exhibit A

IV. TERM

A. Term of Lease:	Ten (10) years beginning on the Commencement Date and ending on the Termination Date (Section 2)

B. Commencement Date:	October 1, 2009

C. Rent Commencement Date:	October 1, 2009

D. Termination Date:	September 30, 2019

E. Lease Year:	Twelve (12) consecutive calendar months. The first “Lease Year” shall commence on the Commencement Date, and shall end with the expiration of the next succeeding twelve (12) months, plus the number of days, if any, required to have the period end at the expiration of the calendar month, and each Lease Year shall run consecutively thereafter

V. RENT

A. Annual Base Rent:	Lease Years 1 through 5:
$222,508.00 per annum ($18,542.33 per month)

Lease Years 6 through 10:
$238,083.56 per annum ($19,840.30 per month)

B. Landlord’s Address for Rent

Payment:	c/o Crown Properties, Inc.
(Sections 3.1 and 3.3)	8 Fairway Court
Upper Brookville, New York 11771

C. Tenant’s Proportionate Share
(Operating Costs and Taxes):	51%, which equals the percentage that the rentable square footage of the Premises (which is stipulated by the parties to be 20,228 rentable square feet) bears to the total square footage of all rentable space in the Building (which is stipulated by the parties to be 39,813 rentable square feet) (Section 3.2)

VI. OTHER PROVISIONS

A. Security Deposit:	None

B. Permitted Use:	General office and administrative use in connection with a call center and/or data center (Section 7)

C. Landlord’s Broker:	Tri-State Realty, Inc. (Section 21.4)

D. Tenant’s Broker:	CBIZ Gibraltar Real Estate Services LLC (Section 21.4)

The summary of lease information set forth above and any addendum and/or exhibit(s) attached to this Lease are incorporated into and made a part of the following Lease. Each reference in this Lease to any of the lease information set forth above means the respective information above, including all of the terms provided under the particular section of this Lease pertaining to such information.

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THIS LEASE AGREEMENT (the “Lease”) is made and entered into as of the Lease Date between Landlord and Tenant. All capitalized terms not otherwise defined in the body of the Lease have the meanings established in the Lease Information Summary above.

1.	LEASE GRANT.

Subject to the terms of this Lease, Landlord leases to Tenant and Tenant rents from Landlord the Premises in the Building. The Premises are outlined on the floor plan attached to this Lease as Exhibit A.

2.	TERM.

2.1.	Commencement Date.

The term of this Lease (the “Term”) will commence on the Commencement Date and will end on the Termination Date. After taking occupancy of the Premises, Tenant and Landlord shall sign a Certificate of Commencement Date in the form of that attached to this Lease as Exhibit D confirming the Commencement Date and the Termination Date. Notwithstanding the foregoing, Tenant shall be permitted access to the Premises during the forty-five (45) days prior to the Commencement Date, without charge, for the purposes of installing wiring for telephone/data communication systems and for installation of any and all furniture and personal property in the Premises, provided such access does not unreasonably interfere with the performance of Landlord’s Work (as hereinafter defined). Tenant is fully responsible, at its sole cost and expense, for the installation and maintenance of the foregoing.

2.2.	Possession/Condition of Premises.

Landlord will deliver possession of the Premises to Tenant upon substantial completion of Landlord’s Work (as more fully set forth on Exhibit E). For purposes of this Lease, “substantial completion” shall mean that Landlord shall have delivered to Tenant, and Tenant shall have accepted, vacant possession of the Premises with Landlord’s Work fully and finally completed with respect to the Premises and in accordance with Exhibit E, subject only to a list of items (the “Punch List”) which can reasonably be expected to be completed within thirty (30) days and which will not materially interfere with Tenant’s use or occupancy of the Premises. Within ten (10) business days after such delivery, Tenant will provide Landlord with the Punch List. Tenant’s failure to provide Landlord a Punch List within said ten (10) day period will be deemed conclusive evidence that Tenant has approved and accepted the Premises in their “AS-IS” condition; provided, however, such acceptance shall in no way affect Landlord’s restoration, maintenance and repair obligations set forth in this Lease. Landlord has no obligation to make any changes or improvements to the Premises except as set forth on Exhibit E or as otherwise set forth in this Lease.

3.	RENT.

3.1.	Base Rent.

Base Rent is payable by Tenant throughout the Term in the amounts and at the times set forth in the Lease Information Summary above. The first monthly installment of Base Rent shall be due and payable upon the execution of this Lease, and then Base Rent shall be due and payable on the first day of day of each month commencing on November 1, 2009 and continuing each successive month thereafter during the remainder of the Term.

3.2.	Additional Rent.

(a) Payment of Additional Rent. Commencing on the Rent Commencement Date, Tenant will pay to Landlord as Additional Rent (“Additional Rent”) the Operating Costs Adjustment and the Tax Adjustment, which will be calculated and determined by Landlord as set forth below.

(b) Definition — Operating Costs. The term “Operating Costs” means all necessary expenses and disbursements (subject to the limitations set forth below) that Landlord incurs in connection with the ownership, operation, maintenance and management of the Building, determined in accordance with sound accounting principles consistently applied, including, but not limited to, the following costs: (1) wages and salaries (including management fees not to exceed 4% of gross receipts of the Building, and reimbursements of expenses incurred by Landlord’s management agent) of all employees engaged exclusively in the operation, maintenance, and security of the Building, including taxes, insurance and benefits relating to such costs; (2) all uniforms, supplies, tools and materials used in the operation, supervision, maintenance, repair, replacement and security of the Building; (3) costs for improvements made to the Building which, although capital in nature, are expected to reduce the normal operating costs of the Building, as well as capital improvements made in order to comply with any law, statute, ordinance, code, regulation or insurance requirement(s) promulgated by any governmental authority, as amortized over the useful economic life of such improvements in accordance with generally accepted accounting principles; (4) cost of all utilities, except the cost of utilities reimbursable to Landlord by the Building’s tenants; (5) insurance expenses; (6) repairs, replacements, and general maintenance of the Building, including costs of inspecting and depreciation of machinery and equipment; (7) service or maintenance contracts and/or agreements for the operation, maintenance, repair, replacement, or security of the Building (including, without limitation, alarm service, window washing, landscaping, elevator maintenance, HVAC system maintenance, security, cleaning, trash removal, sweeping and snow removal); (8) legal, accounting, engineering and other professional fees and expenses relating to managing and maintaining the Building; (9) costs, including reasonable attorney’s fees, incurred in contesting, protesting, attempting to reduce and/or attempting to restrict increases in Taxes; and (10) all other costs properly constituting operating costs according to sound accounting principles consistently applied.

(c) Exclusions From Operating Costs. Operating Costs do not include costs for (1) capital improvements made to the Building (except capital improvements described in Section 3.2(b)(3) above); (2) repair, replacements and general maintenance paid by proceeds of insurance or by Tenant or other third parties; (3) interest, principal, amortization or other payments on loans to Landlord except for interest payments made in connection with Subsection 3.2(b)(3) above; (4) depreciation; (5) real estate brokerage and/or leasing commissions; (6) renovations, alterations or improvements to the space of other tenants or occupants of the Building or vacant space in the Building; (7) refinancing debt of Landlord; (8) ground rent and related costs; (8) interest or penalties resulting from delinquent payments by Landlord; (9) advertising costs; (10) brokerage leasing commissions; (11) any costs reimbursed by tenants; (12) any costs reimbursed by governmental authorities; (13) special services requested by or paid for by tenants; (14) legal fees and all other costs incurred in enforcing the leases of other tenants; (15) artwork in the Building; (16) offsite management, personnel and overhead; (17) the costs of complying with governmental regulations for the Building and (18) operation of any services or amenities for which Landlord collects a fee or charge (i.e. fitness center, cafeteria).

(d) Definition — Taxes. The term “Taxes” means all taxes, assessments and governmental charges payable in a calendar year, regardless of when such Taxes become a lien upon the Building, including but not limited to all real estate and transit district taxes and assessments, sewer charges, sales and use taxes, ad valorem taxes, personal property taxes, the Illinois Property Replacement Tax and any other taxes and assessments attributable to the Building (or its operation), the grounds, parking areas, driveways, and alleys around the Building, but excluding any federal and state taxes on the income of Landlord from the operation of the Building. If the present method of taxation changes so that in lieu of the whole or any part of any

Taxes, there is levied on Landlord a capital tax directly on the rents received from the Building or a franchise tax, assessment, or charge based, in whole or in part, upon such rents for the Building, then all such taxes, assessments, or charges, or the part of such taxes so based, will be deemed to be included within the term “Taxes” for purposes of this Lease. The term “Taxes” will not include taxes, assessments or governmental charges related to or based on Landlord’s income, transfer of property, franchise or privilege of operation or any gift, estate, inheritance or succession.

(e) Payment of Additional Rent. Landlord will make a good faith estimate of the Additional Rent to be due from Tenant for all or part of any calendar year during the Term, and Tenant agrees to pay to Landlord, commencing on the Commencement Date and on the first day of each subsequent calendar month during the Term, an amount equal to 1/12th of the estimated Additional Rent for such full or partial calendar year. From time to time, but no more than once during any calendar year, Landlord may estimate the Additional Rent to be due from Tenant and deliver a copy of the estimate to Tenant. Subsequently, the monthly installments of Additional Rent payable by Tenant will be appropriately adjusted in accordance with Landlord’s estimations so that by the end of the calendar year in question Tenant will have paid all of the Additional Rent as estimated by Landlord. By May 1 of each calendar year, or as soon after that date as practicable but no later than June 30, Landlord will furnish to Tenant a statement of Operating Costs paid for the previous year (the “Operating Costs Statement”) and a statement of the Taxes paid for the previous year (the “Tax Statement”). If the Operating Costs Statement and/or the Tax Statement reveal(s) that Tenant paid more in Operating Costs Adjustment or Tax Adjustment than the actual amount for the year for which such statement was prepared, then Landlord will promptly pay Tenant an amount equal to such overpayment. Likewise, if Tenant paid less in Operating Costs Adjustment or Tax Adjustment than the actual amount for the year for which such statement was prepared, then Tenant shall pay such deficiency to Landlord within thirty (30) days after Landlord’s demand so long as such demand is made in writing within three (3) years after the year in which such underpayment occurred. This provision will survive the Termination Date of this Lease.

(f) Audit of Books and Records. Landlord shall maintain books and records with respect to Operating Costs and Taxes in accordance with sound accounting and management practices. Tenant shall have the right to examine such books and records showing the Operating Costs and Taxes upon reasonable prior notice to Landlord and during normal business hours within one hundred eighty (180) days following the delivery of the Operating Costs Statement and the Tax Statement described in Section 3.2(e) above. Unless Tenant takes written exception to any item of Operating Costs or Taxes and specifies to Landlord in detail the reasons for such exception as to a particular item within one hundred eighty (180) days after the delivery of the Operating Costs Statement and the Tax Statement, the Operating Costs Statement and the Tax Statement shall be considered as final and accepted by Tenant. Notwithstanding any exception made by Tenant, Tenant shall pay to Landlord the full amount of the Operating Costs Adjustment and the Tax Adjustment, subject to readjustment at such time as any such exception may be resolved. If Tenant takes exception to the calculation of the Operating Costs or Taxes for any calendar year of the Term within the time period set forth above, Tenant may engage the services of any reputable certified public accounting firm (having expertise in real estate leasing matters) as Tenant’s consultant to make its own review of Landlord’s calculation of Operating Costs and Taxes. If Tenant engages a consultant for such review, Tenant will cause the consultant to enter into a confidentiality agreement in accordance with the provisions of Section 26.18 below. The cost of Tenant’s consultant shall be borne solely by Tenant except as set forth below. If the Operating Costs and/or Taxes have been overstated by Landlord, then Landlord shall recalculate the Operating Costs Adjustment and/or Tax Adjustment, as applicable, and promptly pay to

Tenant any overpayment. If the Operating Costs and/or Taxes have been overstated by more than 5%, Landlord shall also pay the reasonable actual, out-of-pocket costs of Tenant’s consultant so long as Tenant’s consultant bills for its services on a non-contingent basis but only to the extent such consulting costs do not exceed ten percent 10% of the amount of the overstatement.

3.3.	Payment.

Tenant agrees to timely pay to Landlord during the Term, commencing as set forth in this Lease, Base Rent, Additional Rent and all additional sums to be paid by Tenant to Landlord under this Lease (collectively the “Rent”), without notice (with respect to Base Rent and Additional Rent only), demand, abatement, deduction, setoff or counterclaim, except as may be expressly permitted in this Lease, at Landlord’s Address for Payment of Rent or as otherwise specified in advance in writing by Landlord. Tenant further agrees to pay a late fee equal to five percent (5%) of any payment not made when due or within five (5) days thereafter to reimburse Landlord for its cost and inconvenience incurred as a consequence of Tenant’s delinquency. In no event, however, will the charges permitted under this Section 3.3 or elsewhere in this Lease, to the extent they are considered to be interest under law, exceed the maximum lawful rate of interest.

4.	SECURITY.

4.1.	Deposit.

Intentionally omitted.

4.2.	Security Interest.

Intentionally omitted.

5.	LANDLORD’S OBLIGATIONS.

5.1.	Services.

Landlord will furnish to the Premises water at those points of supply provided for general use of tenants of the Building. Landlord will maintain the common areas of the Building in reasonably good order and condition (consistent with other similar properties similarly situated), except for damage caused by Tenant, or its employees, agents or invitees. Landlord and Tenant acknowledge that Tenant has access to the Building twenty-four (24) hours a day, seven (7) days a week.

5.2.	Utilities.

(a) Tenant shall obtain electricity and gas from the public utility company, and all costs of such services shall be paid by Tenant directly to the public utility companies. Tenant shall arrange for the public utility company to install such meter(s) as shall be necessary to measure consumption of electricity and gas exclusively in the Premises. On the Commencement Date, Tenant shall arrange with the public utility company for the electric bill for the Premises to be put in Tenant’s name and for all bills to be sent directly to Tenant. Notwithstanding anything to the contrary set forth in this subparagraph (a), in the event Tenant operates at least two (2), eight (8) hour shifts per day during the Term, Landlord agrees that electricity for the Premises (exclusive of the electricity for the HVAC system) shall be capped at $10.00 per rentable square foot allocated to the Premises per annum (the “Utility Cap”). In the event Tenant’s electricity charges (exclusive of the electricity for the HVAC system) exceed the Utility Cap during any year of the Lease Term, Landlord will reimburse Tenant for the excess within thirty (30) days after written demand from Tenant.

(b) Landlord shall not be liable to Tenant for any loss, damage or expense which Tenant may sustain or incur if (i) the supply of electricity to the Premises is temporarily interrupted, or (ii) the quantity or character of the electric service is changed or is no longer available or suitable for

Tenant’s requirements, except to the extent resulting from Landlord’s misconduct or negligence. Tenant may not install any electrical equipment requiring special wiring or requiring voltage in excess of normal office usage or otherwise exceeding Building capacity unless approved in advance and in writing by Landlord, which approval will be within Landlord’s sole discretion. Tenant agrees not to use electricity in the Premises which exceeds the capacity of existing feeders and risers to or wiring in the Premises. If approved by Landlord, any risers or wiring required to meet Tenant’s excess electrical requirements will be installed by Landlord, upon Tenant’s request and at Tenant’s cost, if, in Landlord’s judgment, the same are necessary and will not cause permanent damage to the Building or the Premises, cause or create a dangerous or hazardous condition, entail excessive or unreasonable alterations, repairs, or expenses, or interfere with or disturb other tenants of the Building.

(c) Notwithstanding anything to the contrary set forth in the Section 5.2, (i) if any essential service to be provided by Landlord under the terms of this Lease is interrupted or curtailed for a period in excess of five (5) full business days after notice of same is given to Landlord, or (ii) if the electric, gas or water service to the Premises is interrupted or curtailed due to Landlord’s negligence or willful misconduct, for a period in excess of five (5) full business days after notice of same is given to Landlord, and as a result of either (i) or (ii) above Tenant is unable to continue operating its business in the Premises as a result of same, Tenant shall receive an abatement of the Base Rent and Additional Rent for the pro rata portion of the Premises that is unusable for the period of time that such essential service has been interrupted or curtailed.

5.3.	Cleaning / Janitorial Services.

Tenant shall be responsible, at its sole cost and expense, for the procurement of any and all cleaning and janitorial services for the Premises required by Tenant.

5.4.	Hazardous Materials.

(a) Landlord represents that to the best of its knowledge there are no hazardous materials in the Premises. Landlord shall defend, indemnify, protect and hold harmless Tenant against any and all claims, loss, damages, actions, liabilities, costs and expenses (including reasonable attorneys’ fees and related disbursements and any remediation costs) that Tenant may hereafter be liable for, suffer, incur or pay arising in connection with any hazardous materials introduced, produced, generated, handled, stored, transported, treated, disposed of, released or removed on, in or under the Building (a) prior to the Commencement Date or (b) by Landlord or Landlord’s employees, agents or contractors, at any time during the Lease Term, or arising out of any act or activity in violation of any applicable laws on the part of the Landlord, its agents, employees, or contractors.

(b) Tenant shall defend, indemnify, protect and hold harmless Landlord against any and all claims, loss, damages, actions, liabilities, costs and expenses (including reasonable attorneys’ fees and related disbursements and any remediation costs) that Landlord may hereafter be liable for, suffer, incur or pay arising in connection with any hazardous materials introduced, produced, generated, handled, stored, transported, treated, disposed of, released or removed on, in or under the Premises and/or the Building by Tenant or Tenant’s employees, agents or contractors, at any time during the Lease Term, or arising out of any act or activity in violation of any applicable laws on the part of Tenant, its agents, employees, or contractors.

6.	IMPROVEMENTS; ALTERATIONS; REPAIRS; MAINTENANCE.

6.1.	Improvements; Alterations.

No structural alterations, physical additions or improvements in or to the Premises may be made by Tenant without Landlord’s prior written consent. Landlord may withhold its consent to any alteration or addition that could affect the Building’s structure or its HVAC, plumbing, electrical or mechanical systems. Tenant may not paint or install lighting, signs, window or door lettering, or advertising media of any type on or about the Premises without the prior written consent of Landlord. Tenant acknowledges that Landlord may withhold its consent to any such painting or installation which could affect the appearance of the exterior of the Building or of any common areas of the Building. Except for Landlord’s Work and as otherwise expressly set forth in this Lease to the contrary, all alterations, additions and improvements to the Premises will be (i) performed at Tenant’s expense and only in accordance with plans and specifications which have been previously submitted to and approved in writing by Landlord, and (ii) constructed, maintained and used by Tenant at its own risk and expense in accordance with all laws. Landlord’s approval of the plans and specifications is not a representation by Landlord that such alterations, additions, or improvements comply with any law. Tenant agrees that it will remove or cause its contractor(s) to remove all waste and debris from the Premises upon the completion of any alterations, additions or improvements.

6.2.	Repairs and Maintenance.

Landlord will maintain the roof of the Building, the Building structure, mechanical systems (including, without limitation, the HVAC systems) and electrical wiring, plumbing, sewage or other pipes or conduit serving the Premises in good condition and repair. Tenant agrees to maintain the Premises in a clean, safe, and operable condition, and will not permit or allow to remain any waste or damage to any portion of the Premises. Subject to the waiver of subrogation set forth in Section 9.2 hereinbelow, Tenant agrees to pay for the cost of repairing or replacing, subject to Landlord’s direction and supervision, any damage to the Premises and the Building caused by Tenant, Tenant’s employees, Tenant’s transferees, or their respective agents, contractors, or invitees. If Tenant fails to make such repairs or replacements within fifteen (15) days after the occurrence of such damage, then Landlord may make the same at Tenant’s cost. If any such damage occurs outside of the Premises, then Landlord may elect to repair such damage at Tenant’s expense, rather than having Tenant repair such damage. The cost of all repair or replacement work performed by Landlord under this Section 6.2 must be paid by Tenant to Landlord, together with a supervisory and administrative fee equal to ten percent (10%) of the cost of the repair or replacement work performed by Landlord, within ten (10) days after Landlord has invoiced Tenant for such cost and will constitute Rent under this Lease. Landlord represents that the Building was built in conformance with all applicable fire, safety and building codes as well as the Illinois Accessibility Act. If at anytime during the Lease Term (or any extension or renewal thereof), any governmental authority requires alterations to the Premises in order to comply with the Americans With Disabilities Act of 1990, as amended (the “ADA”), Landlord shall be solely responsible, at Landlord’s sole cost and expense, for bringing the Premises into compliance with the ADA.

6.3.	Performance of Work.

Tenant will cause all contractors and subcontractors to procure and maintain insurance coverage naming Landlord as an additional insured against such risks, in such amounts, and with such companies as Landlord may reasonably require. All such work must be performed in accordance with all applicable governmental requirements and in a good and workmanlike manner so as not to damage the Premises, the Building or the components of the Building. Tenant agrees to defend, indemnify and hold Landlord, its trustees, beneficiaries, employees, successors and assigns harmless from and against any claims, liabilities, damages, losses, costs and expenses, including but not limited to attorney’s fees and court costs, suffered or incurred by Landlord arising from any of Tenant’s alterations, additions or improvements to the Premises.

6.4.	Mechanic’s Liens.

Tenant must not permit any mechanic’s lien(s) to be filed against the Premises or the Building for any work performed, materials furnished, or obligations incurred by or at the request of Tenant. If such a lien is filed, then, within ten (10) days after Landlord has delivered notice of the filing to Tenant, Tenant must either pay the amount of the lien or diligently contest such lien and deliver to Landlord a bond or other security reasonably satisfactory to Landlord. If Tenant fails to timely take either such action within ten (10) days after written notice of such inaction to Tenant then Landlord may pay the lien claim, and any amounts so paid, including expenses and interest, will constitute Rent payable by Tenant to Landlord within ten (10) days after Landlord has invoiced Tenant for such payment. Tenant agrees to defend, indemnify and hold Landlord, its trustees, beneficiaries, employees, successors and assigns harmless from and against any claims, liabilities, damages, losses, costs and expenses, including but not limited to attorney’s fees and court costs, suffered or incurred by Landlord arising from the presence or removal of any mechanic’s lien(s) affecting the Premises and/or the Building relating to any work performed, materials furnished or obligations incurred by or at the request of Tenant.

7.	USE.

Tenant may use the Premises only for the Permitted Use, and must comply with all applicable statutes, laws, ordinances, codes, orders, rules and regulations, as well as all requirements of any of Landlord’s insurance providers, relating to the use, condition and occupancy of the Premises. The Premises may not be used for any use which (i) is disreputable, creates fire hazards, or results in an increased rate of insurance on the Building or its contents; (ii) would violate any covenant, agreement, term, provision or condition of this Lease or is in contravention of the certificate of occupancy or zoning ordinances pertaining to the Building; (iii) would serve any foreign, federal, state, county, municipal or other governmental entity or agency that either (a) regularly attracts to its premises large numbers of persons in the general public (e.g., without limitation, Immigration and Naturalization Service, Social Security Administration) or (b) creates security risks to Building tenants materially greater than risks caused by general office tenants (e.g., Bureau of Alcohol, Tobacco and Firearms, U. S. Marshall, Federal Bureau of Investigation); (iv) would alter, affect or interfere with or would overload the electrical, mechanical or HVAC systems or any other component of the Building, or would exceed the floor load per square foot which the floor was designed to carry and which is allowed by law; or (v) would, in Landlord’s reasonable judgment, in any way impair or tend to impair or exceed the design criteria, structural integrity, character, reputation or appearance of the Building. Tenant will not conduct or permit the generation, transportation, storage, installation, treatment or disposal, either in the Building or in the Premises, of any hazardous or toxic materials, and Tenant will not cause the Building or the Premises to be subject to any lien or claim imposed under any federal, state or local environmental statute, law, ordinance, code, rule or regulation. If, because of Tenant’s acts, the rate of insurance on the Building or its contents increases, then Tenant must pay to Landlord the amount of such increase on demand, and acceptance of such payment will not waive any of Landlord’s other rights. Tenant agrees to conduct its business and control its agents, employees, and invitees in such a manner as not to create any nuisance or unreasonably interfere with other tenants or Landlord in its management of the Building.

8.	ASSIGNMENT AND SUBLETTING.

8.1.	Transfers; Consent.

(a) Transfers. Tenant may not, without the prior written consent of Landlord, which consent will not be unreasonably withheld, delayed or conditioned, do any of the following:

(i) assign, transfer, or encumber this Lease or any estate or interest in this Lease, whether directly or by operation of law;

(ii) permit any other entity to become Tenant under this Lease by merger, consolidation, or other reorganization; provided, however, Tenant does not need to obtain Landlord’s consent if, after giving effect to such merger, consolidation or other reorganization, Tenant maintains fifty percent (50%) of the ownership in or voting control of such new entity and the minimum tangible net worth of such new entity is the same as that of Tenant at the beginning of this Lease;

(iii) if Tenant is an entity other than a corporation whose stock is publicly traded, permit the transfer of an ownership interest in Tenant so as to result in a change in the current control of Tenant;

(iv) sublet any portion of the Premises;

(v) grant any license, concession or other right of occupancy of any portion of the Premises;

(vi) assign this Lease or sublet all or a portion of the Premises to an existing tenant in the business park owned by Landlord where the Building is situated, unless Landlord is unable to offer comparable space to such tenant; or

(vii) permit the use of the Premises by any parties other than Tenant.

Any of the events listed in Section 8.1(a)(i) through 8.1(a)(vi) above are referred to as a “Transfer”.

Without limitation as to Landlord’s right to reasonably withhold its consent, by way of example, Landlord may withhold its consent to a Transfer if Tenant’s proposed transferee (1) is a tenant in the Building unless Landlord is unable to offer comparable space to such tenant; (2) is not of good reputable character; (3) does not have the financial wherewithal to pay the Rent and perform all of Tenant’s obligations under this Lease (or Tenant’s proportionate share of the obligations for a sublease of less than all of the Premises); (4) does not intend to use the Premises only for the Permitted Use; and (5) is a foreign, federal, state, county, municipal or other governmental entity.

Notwithstanding anything in this Section 8 to the contrary, Tenant shall have the right, without Landlord’s consent, to assign this Lease or sublease the Premises, (a) to a parent corporation of Tenant or an affiliated corporation of Tenant or any entity controlled by or under common control with Tenant, (b) to any entity resulting from a merger or consolidation with Tenant, or which acquires substantially all of the assets of Tenant as a going concern (each a “Permitted Transferee”), provided that Tenant shall not be released or discharged from any liability or obligation under this Lease. Furthermore, in the event Tenant’s shares become publicly traded, such event shall not be deemed to be a Transfer. Tenant will notify Landlord at the first reasonable time possible of any of the foregoing Transfers.

(b) Procedure to Obtain Consent. If Tenant requests Landlord’s consent to a Transfer, then Tenant must provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed documentation, and the following information about the proposed transferee: name and address; reasonably satisfactory information about its business and business history; its proposed use of the Premises; banking, financial, and other credit information that Landlord may request; and general references sufficient to enable Landlord to determine the proposed transferee’s creditworthiness and character. Landlord will provide Tenant with a written response to such Transfer request within thirty (30) days after Landlord’s receipt of Tenant’s written request. Concurrently with Tenant’s request for consent to a Transfer, Tenant agrees to (i) reimburse Landlord within ten (10) days after its written request for all of its reasonable and actual expenses (including but not limited to attorneys’ fees in the amount of $1,500.00 and administrative fees) incurred in connection with considering any request for consent to a Transfer. Nothing in this Section 8.1(b) may be construed as granting to any third party the rights of a third-party beneficiary, so as to entitle such third party to seek to enforce any of the above provisions.

(c) Obligations After Transfer. If Landlord consents to a proposed Transfer, then both Tenant and the proposed transferee must (i) deliver to Landlord a written agreement acceptable in all respects to Landlord under which the proposed transferee expressly assumes all of Tenant’s obligations under this Lease, and (ii) if requested by Landlord, execute the consent form required by Landlord. Landlord’s consent to a Transfer will not release Tenant from its obligations under this Lease, but rather Tenant and its transferee will be jointly and severally liable for such obligations. Landlord’s consent to any Transfer does not waive Landlord’s rights as to any subsequent Transfers. If an Event of Default occurs while the Premises or any part of the Premises are subject to a Transfer, then Landlord, in addition to its other remedies, may collect rent due and owing directly from such transferee and apply such rent against Rent. Tenant authorizes its transferees to make payments of rent directly to Landlord upon receipt of notice from Landlord to do so.

8.2.	Intentionally omitted.

8.3.	Additional Compensation.

Tenant agrees to pay to Landlord, within five (5) days after receipt, fifty percent (50%) of any and all funds received by Tenant for a Transfer, other than to a Permitted Transferee, in excess of the sum of (a) Rent allocable to the Premises and (b) reasonable and customary costs and expenses incurred by Tenant in connection with such Transfer, including reasonable brokerage fees and attorneys’ fees.

8.4	Injunctive Relief.

Notwithstanding anything in this Lease to the contrary, in the event Landlord wrongfully prevents a Transfer by Tenant, or if Landlord commits any other default under this Section 8, Tenant’s sole remedy will be limited to an action for injunctive relief to permit the Transfer to occur.

9.	INSURANCE; WAIVERS; SUBROGATION; INDEMNITY.

9.1.	Insurance.

Tenant agrees to maintain throughout the Term the following insurance policies:

(a) comprehensive general liability insurance in amounts of not less than a combined single limit of $3,000,000.00 or such other amounts as Landlord may, from time to time, reasonably require, insuring Tenant, Landlord, Landlord’s agents and their respective affiliates against all liability for injury to or death of a person or persons or damage to property arising from the use and occupancy of the Premises;

(b) insurance covering the full value of Tenant’s property and improvements, and other property (including property of others) in the Premises, which Tenant may self-insure;

(c) worker’s compensation insurance, containing a waiver of subrogation endorsement acceptable to Landlord; and

(d) business interruption insurance for a period covering twelve (12) months of Rent payments, which Tenant may self-insure.

Tenant will, prior to taking possession of the Premises and prior to the commencement of any work in the Premises, furnish Landlord with certificates of such insurance and such other evidence satisfactory to Landlord confirming Tenant’s maintenance of all insurance coverages required under this

Lease and naming Landlord and any other parties requested by Landlord as additional insured(s). Each certificate must contain a written obligation on the part of each insurance company to notify Landlord at least thirty (30) days before cancellation or a material change of any such insurance policies. All such insurance policies must be (i) issued by insurers authorized to do business in the State of Illinois and which are rated at least A+XII in Best’s Key Rating Guide, and (ii) issued by companies and be in form and substance reasonably satisfactory to Landlord. The term “affiliate” means any person or entity, directly or indirectly, controlling, controlled by, or under common control with the party in question. Tenant acknowledges and agrees that it is not permitted to self-insure under this Lease.

During the Term, Landlord shall maintain comprehensive property, liability and casualty insurance for the Building under a blanket policy which also insures the other buildings owned by Landlord in the business park. Landlord shall obtain and maintain throughout the Term (i) a policy of fire and extended coverage insurance for Building, including the Premises, against damage or destruction by fire and other casualties, such insurance to be in an amount equal to the full replacement cost, without depreciation, of the Building, and (ii) a policy of public liability insurance against claims for personal injury, death and property damage occurring in or about the Building, such insurance to afford protection to the limits of (a) $2,000,000.00 in respect of injury to or death of any number of persons arising out of any one occurrence, and (b) $500,000.00 in respect of any instance of property damage. Landlord shall, following thirty (30) days written request from Tenant, deliver to Tenant certificates of such insurance during the term of this Lease.

9.2.	Waiver of Negligence; No Subrogation.

Landlord and Tenant each waives any claim it might have against the other for damage to or theft, destruction, loss, or loss of use of any property (a “Loss”), to the extent the same is insured against under any insurance policy that covers the Building, the Premises, Landlord’s or Tenant’s fixtures, personal property, leasehold improvements, or business, or with respect to such matters as are required to be insured against under the terms of this Section 9, regardless of whether the negligence of the other party caused such loss. Landlord’s waiver under this Section 9.2 will not, however, include any deductible amounts on insurance policies carried by Landlord nor any coinsurance penalty which Landlord may sustain. Each party will cause its insurance carrier to endorse all applicable policies waiving the carrier’s rights of recovery under subrogation or otherwise against the other party.

9.3.	Indemnity.

Except to the extent such loss is covered by Landlord’s or Tenant’s applicable insurance, Tenant agrees to defend, indemnify and hold Landlord, its trustees, beneficiaries, employees and agents harmless from and against all claims, demands, liabilities, causes of action, suits, judgments, and expenses (including attorneys’ fees) for any loss arising to the extent arising from (i) any occurrence on the Premises and/or the Building caused by or contributed to by Tenant, its subtenants, licensees, employees, invitees, contractors and/or agents (collectively “Tenant’s Affiliates”), and (ii) Tenant’s or any of Tenant’s Affiliates’ failure to perform its obligations under this Lease. This indemnity provision will survive the termination or expiration of this Lease.

Except to the extent such loss is covered by Landlord’s or Tenant’s applicable insurance, Landlord agrees to defend, indemnify and hold Tenant, its trustees, beneficiaries, employees and agents harmless from and against all claims, demands, liabilities, causes of action, suits, judgments, and expenses (including attorneys’ fees) for any loss to the extent arising from (i) any occurrence on the Premises and/or the Building caused by or contributed to by Landlord, its subtenants, licensees, employees, invitees, contractors and/or agents (collectively “Landlord’s Affiliates”), and (ii) Landlord’s or any of Landlord’s Affiliates’ failure to perform its obligations under this Lease. This indemnity provision will survive the termination or expiration of this Lease.

10.	SUBORDINATION; ATTORNMENT; NOTICE TO LANDLORD’S MORTGAGEE.

10.1.	Subordination.

Landlord represents and warrants that as of the date of this Lease, there is no deed of trust, mortgage, or other security instrument, or any ground lease, master lease or primary lease, that now or subsequently covers all or any part of the Building (collectively hereinafter an “Encumbrance”). In the event an Encumbrance is placed on the Building at any time during the Term, this Lease shall be automatically subordinate to any Encumbrance provided Landlord shall deliver to Tenant a subordination, non-disturbance and attornment agreement (“SNDA”) in form and substance reasonably satisfactory to Landlord, Tenant and the mortgagee under any such mortgage or the lessor under any such lease (collectively hereinafter “Landlord’s Mortgagee”). Except for any SNDA required above, the subordination, non-disturbance and attornment clauses of this Section shall be self-operative and no further instruments of subordination, non-disturbance or attornment need be required by any Mortgagee or successor in interest thereto. Nevertheless, upon the written request of Landlord, Tenant or any Mortgagee, Tenant and Landlord agree to execute, have acknowledged and deliver such reasonable instruments as may be requested to confirm the same.

10.2.	Attornment.

Tenant agrees to attorn to any party succeeding to Landlord’s interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, attornment, termination of lease, or otherwise. Within ten (10) days after such party’s request, Tenant will execute and deliver to the requesting party a written agreement(s) confirming such attornment.

10.3.	Notice to Landlord’s Mortgagee.

Tenant may not seek to enforce any remedy it may have for any default on the part of the Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail, to any Landlord’s Mortgagee whose address has been given to Tenant, and affording such Landlord’s Mortgagee a reasonable opportunity to perform Landlord’s obligations under this Lease.

11.	RULES AND REGULATIONS.

Tenant must comply with the rules and regulations of the Building which are attached as Exhibit B. Landlord may, from time to time, change such rules and regulations for the safety, care, or cleanliness of the Building and related facilities, provided that such changes will not unreasonably interfere with Tenant’s use of the Premises. Tenant is responsible for the compliance with such rules and regulations by its employees, agents, and invitees.

12.	CONDEMNATION.

12.1.	Total Taking.

If the entire Building or Premises is taken by right of eminent domain or conveyed in lieu of eminent domain (a “Taking”), this Lease will terminate and Rent will be apportioned as of the date of the Taking, and Tenant will have no claim against Landlord for the value of the unexpired Term.

12.2.	Partial Taking — Tenant’s Rights.

If any part of the Building becomes subject to a Taking and such Taking will prevent Tenant from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Taking for a period of more than one hundred eighty (180) days, then Tenant may terminate this Lease as of the date of such Taking by giving written notice to Landlord within thirty (30) days after the Taking, and Rent will be apportioned as of the date of such Taking. If Tenant does not terminate this

Lease, then Rent will abate on a basis reasonably determined by Landlord as to that portion of the Premises rendered untenantable by the Taking.

12.3.	Partial Taking — Landlord’s Rights.

If any material portion but less than all of the Building becomes subject to a Taking and Landlord makes a good faith determination that (i) such Taking will prevent Tenant from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Taking for a period of more than one hundred eighty (180) days, (ii) restoring the Premises would be uneconomical, (iii) the condemnation award is insufficient to rebuild or restore the Building or the Premises, or (iv) Landlord is required to pay any condemnation award arising from the Taking to any Landlord’s Mortgagee, then Landlord may terminate this Lease by delivering written notice to Tenant within thirty (30) days after such Taking, and Rent will be apportioned as of the date of such Taking. If Landlord does not so terminate this Lease, then this Lease will continue, but if any portion of the Premises has been taken, Rent will abate as provided in the last sentence of Section 12.2 above. If Landlord does not restore the Building and the Premises to the condition required herein within one hundred eighty (180) days after the date of the Taking, then Tenant shall have the right to terminate this Lease by delivering written notice thereof to Landlord.

12.4.	Award.

If any Taking occurs, then Landlord is entitled to receive the entire award or other compensation for the land on which the Building is situated, the Building, and other improvements taken, and Tenant may separately pursue a claim against the condemnor for the value of Tenant’s personal property which Tenant is entitled to remove under this Lease (but because of the condemnation is unable to move such property), moving costs, and other claims it may have so long as such claim does not diminish Landlord’s award. In no event may Tenant seek or file any claim against Landlord.

13.	FIRE OR OTHER CASUALTY.

13.1.	Landlord’s Rights.

If all or more than twenty five percent (25%) of the Building and/or the Premises is(are) damaged by fire or other casualty (a “Casualty”), and if Landlord makes a good faith determination that (i) restoring the Premises would be uneconomical, (ii) there are insufficient insurance proceeds to rebuild or restore the Building or the Premises, or (iii) Landlord is required to pay any insurance proceeds arising out of the Casualty to any Landlord’s Mortgagee, then Landlord may terminate this Lease by giving Tenant written notice of Landlord’s election to terminate (the “Casualty Termination Notice”) within one hundred twenty (120) days after the Casualty has occurred, and Base Rent and Additional Rent will abate as of the date of the Casualty, unless Tenant or any of Tenant’s Affiliates caused such damage, in which event Tenant shall continue to pay Rent without abatement. Such termination shall be effective sixty (60) days after the date of the Casualty Termination Notice. In the event a Casualty occurs during the final year of the Term, then Tenant shall have the right to terminate this Lease by delivering written notice thereof to Landlord not later than thirty (30) days prior to the effective date of such termination.

13.2.	Repair Obligation.

If Landlord elects not to terminate this Lease following a Casualty, then Landlord, within a reasonable time after such Casualty, will proceed with reasonable diligence to repair, restore or rehabilitate the Building and/or the Premises, as the case may be, to substantially the same condition as they existed immediately before such Casualty. However, Landlord will not be required to repair or replace any of the furniture, equipment, fixtures, and other leasehold improvements which may have been placed by or at the request of Tenant or other occupants in the Building or the Premises and required to be insured by Tenant or other tenants, and Landlord’s obligation to repair or restore the Building and/or the Premises will be limited to the extent of the insurance proceeds actually received by Landlord for the

Casualty in question (or proceeds that would have been received had Landlord maintained the insurance required under this Lease). During such repair or rebuilding of the Building and/or the Premises, Rent for the portion of the Premises rendered untenantable by the damage will be abated on a reasonable basis determined by Landlord from the date of damage until the completion of the repair, restoration or rehabilitation, unless the Casualty was caused by Tenant or any of Tenant’s Affiliates, in which event Tenant shall continue to pay Rent without abatement. If Landlord does not restore the Building and the Premises to the condition required herein within one hundred eighty (180) days after the date of the casualty, then Tenant shall have the right to terminate this Lease by delivering written notice thereof to Landlord.

14.	PERSONAL PROPERTY TAXES.

Tenant is liable for all taxes based upon this Lease or the receipt of Rent due under this Lease and all taxes levied or assessed against any personal property, furniture or fixtures placed by Tenant in the Premises. If any taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property and Landlord elects to pay the same, or if the assessed value of Landlord’s property is increased by inclusion of such personal property, furniture or fixtures and Landlord elects to pay the taxes based on such increase, then Tenant shall pay to Landlord as Rent, upon demand, the part of such taxes for which Tenant is primarily liable under this Lease. Landlord may not, however, pay such amount if Tenant notifies Landlord that it will contest the validity or amount of such taxes before Landlord makes such payment, and subsequently diligently proceeds with such contest in accordance with law and if the non-payment does not pose a threat of lien or other cloud on Landlord’s title to the Building, or threat of loss or seizure of the Building or interest of Landlord in the Building.

15.	DEFAULT.

15.1.	Events of Default.

Each of the following occurrences will constitute an “Event of Default”:

(a) Tenant’s failure to pay Rent on the date when due and the continuation of such failure for a period of more than five (5) days after Landlord has delivered written notice thereof to Tenant;

(b) Tenant’s failure to perform, comply with or observe any other agreement or obligation of Tenant under this Lease and the continuance of such failure for a period of more than twenty (20) days after Landlord has delivered written notice thereof to Tenant; provided, however, if such failure cannot reasonably be cured within such twenty (20) day period, no Event of Default shall be deemed to have occurred if Tenant commences a cure within such twenty (20) day period and diligently pursues the same to completion;

(c) The filing of a petition by or against Tenant (the term “Tenant” includes, for the purpose of this Section 15(c), any guarantor of the Tenant’s obligations under this Lease) (1) in any bankruptcy or other insolvency proceeding; (2) seeking any relief under any state or federal debtor relief law; (3) for the appointment of a liquidator or receiver for all or substantially all of Tenant’s property or for Tenant’s interest in this Lease; or (4) for the reorganization or modification of Tenant’s capital structure. If, however, such a petition is filed against Tenant, then such filing will not be an Event of Default unless Tenant fails to have the proceedings initiated by such petition dismissed within sixty (60) days after such filing;

(d) The failure by Tenant to take possession of the Premises in accordance with the terms of this Lease without paying rent;

(e) The discontinuance of its business by Tenant for thirty (30) or more consecutive days without paying rent;

(f) The failure of any guarantor(s) of this Lease to comply with the terms and conditions of its(their) guaranty; and

(g) The merger, liquidation, dissolution or change of control of any guarantor.

15.2.	Default Interest.

All past due Rent and any other payments required of Tenant under this Lease will be deemed Rent and interest will accrue from the date due until paid at the rate of interest equal to ten percent (10%) per annum.

16.	REMEDIES.

Upon any Event of Default, Landlord may, at its election, in addition to all other rights and remedies afforded Landlord under this Lease or by law or equity, take any one or more of the following actions:

16.1.	Right To Terminate.

Upon the occurrence of an Event of Default, Landlord has the right to terminate the Lease and obtain possession of the Premises. Landlord may make its election to terminate known to Tenant by delivery of a notice of termination. Such termination is immediately effective and Landlord, if necessary, is entitled to commence immediately an action in summary proceedings to recover possession of the Premises.

16.2.	Receipt Of Money After Termination.

No receipt of money by Landlord from Tenant after the termination of this Lease shall act to reinstate, continue or extend the Term, nor affect or waive any notice given by Landlord to Tenant prior to such receipt of money.

16.3.	Recovery Of Damages.

Landlord agrees to use commercially reasonable efforts to mitigate damages caused by a default or breach of Tenant. If Landlord terminates this Lease at any time for any breach, then in addition to any other remedies it may have, Landlord may recover from Tenant by reason of such breach all Rent and Additional Rent accrued and unpaid for the period up to and including such termination date, as well as all other additional sums payable by Tenant under this Lease. In addition, Landlord may recover as damages for loss of the bargain and not as a penalty the sum of (i) the unamortized cost to Landlord, computed and determined in accordance with generally accepted accounting principles, of any tenant improvements provided by Landlord at its expense, (ii) the aggregate sum which at the time of such termination represents the excess, if any, of the present value of the aggregate Rent and Additional Rent at the same annual rate for the remainder of the Term as then in effect over the then present value of the then aggregate fair rental value of the Premises for the balance of the Term immediately prior to such termination, such present worth to be computed in each case on the basis of a five percent (5%) per annum discount from the respective dates upon which Rent would have been payable under this Lease had the Term not been terminated, and (iii) reasonable attorneys’ fees and court costs which Landlord sustains by reason of the breach of any of the covenants of this Lease other than for the payment of Base Rent and Additional Rent.

16.4.	Right To Re-Enter.

If the Event of Default is the nonpayment of Rent, Landlord may, as an alternative to terminating the Lease, serve a written demand for possession or payment. Unless the Rent is paid in accordance with the demand for possession or payment, Landlord is entitled to possession of the Premises and Tenant will then have no further right to possession under the Lease. Tenant remains liable to Landlord for the payment of all Rent and other charges which Tenant has agreed to pay under this Lease throughout the remainder of its Term. If Landlord elects to re-enter, as provided, it may from time to time, without terminating this Lease, make such alterations and repairs as may be necessary in order to relet the Premises, and relet all or any part of such Premises for such term or terms (which may be for a term extending beyond the Term of this Lease) and at such rental or rentals and upon such other terms and conditions as Landlord in its reasonable discretion may deem advisable. Upon each such reletting all rentals and other sums received by Landlord from such reletting are applied, first, to the payment of any indebtedness other than rent due under this Lease from Tenant to Landlord; second, to the payment of any reasonable and customary costs and expenses of such reletting, including reasonable brokerage fees and attorneys’ fees and costs of such alterations and repairs for which Tenant is responsible under this Lease; third, to the payment of Rent and other charges due from Tenant, and the residue, if any, will be held by Landlord and applied in payment of future rent as the same may become due and payable. If such rentals and other sums received from such reletting during any month are insufficient to pay the Rent and other charges due from Tenant, Tenant agrees to pay such deficiency to Landlord. Such deficiency will be calculated and paid monthly. No such re-entry or taking possession of such premises by Landlord may be construed as an election on its part to terminate this Lease. Notwithstanding any such reletting without termination, Landlord may at any time elect to terminate this Lease for such previous breach.

16.5.	Independent Covenant.

Tenant acknowledges and agrees that its obligation to pay Rent under this Lease is an independent covenant and that such obligation to pay Rent is not subject to setoff or recoupment in connection with any action for summary proceedings to recover possession of the Premises.

16.6.	Legal Expenses.

If Landlord or Tenant is required to bring an action arising out of the covenants, terms, conditions or provisions of this Lease, or if Landlord undertakes an action for summary proceedings to recover possession of the Premises, the prevailing party will be reimbursed by the other party for such reasonable costs and attorneys’ fees as the prevailing party may incur in connection with such action.

17.	NON-WAIVER.

Landlord’s acceptance of any payment from Tenant following an Event of Default will be deemed Rent and will not waive Landlord’s rights regarding such Event of Default. No waiver by Landlord of any violation or breach of any term(s) contained in this Lease will waive Landlord’s rights regarding any future violation of such term(s). Landlord’s acceptance of any partial payment of Rent will not waive Landlord’s rights with regard to the remaining portion of the Rent that is due, regardless of any endorsement or other statement on any instrument delivered in payment of Rent or any writing delivered in connection with such Rent. Accordingly, Landlord’s acceptance of a partial payment of Rent will not constitute an accord and satisfaction of the full amount of the Rent that is due.

18.	SURRENDER OF PREMISES.

No act by Landlord will be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises will be valid unless it is in writing and signed by Landlord. At the expiration or termination of this Lease, Tenant must deliver to Landlord the Premises with all improvements in good repair and condition, broom-clean, (except for repair, maintenance an repair obligations of Landlord, reasonable wear and tear and condemnation and Casualty damage not caused by Tenant, as to which Sections 9, 12 and 13 above control as well). Except for Landlord’s Work, all alterations, additions, improvements, equipment, wiring and cabling installed by Tenant, and furniture made in or upon the Premises must, at Landlord’s option upon notice to Tenant, either be removed by Tenant (and Tenant must repair all damage caused by such removal) or remain on the Premises without compensation to Tenant; provided however, if alterations are to be made by Tenant in accordance with Article 6 above, Landlord will notify Tenant upon approval of such alterations, if same will be required to be removed by Tenant at the end of the term. Tenant shall not be obligated to remove any such alterations if Landlord fails to notify Tenant in writing of such requirement at the time of its approval. In any event, Tenant shall have the right to remove upon any termination of the Lease all signs, furnishings, trade fixtures and other equipment installed by Tenant so long as Tenant repairs any damage to the Premises as a result of such removal. Tenant must also deliver to Landlord all keys to the Premises. All items not so removed will be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without notice to Tenant and without any obligation to account for such items. The provisions of this Section 18 will survive the end of the Term.

19.	HOLDING OVER.

If Tenant fails to vacate the Premises at the end of the Term, then Tenant will be a month-to-month tenant and, in addition to all other damages and remedies to which Landlord may be entitled for such holding over, Tenant must pay to Landlord a monthly Base Rent for all or any part of a month equal to 150% of the aggregate Base Rent plus all other Rent payable during the last month of the Term. Nothing contained in this Section 19, however, will be construed or operate as a waiver of Landlord’s right of re-entry or any other right of Landlord.

20.	CERTAIN RIGHTS RESERVED BY LANDLORD.

Landlord reserves the following rights which may be exercised without notice (except as otherwise expressly provided below) and without liability to Tenant for damage or injury to property, person or business, and without effecting an eviction or disturbance of Tenant’s use or possession of the Premises, nor giving rise to any claim for setoff or abatement of Rent or affecting any of Tenant’s obligations under this Lease:

(a) To decorate and to make inspections, repairs, alterations, additions, changes, or improvements, whether structural or otherwise, in and about the Building during ordinary business hours, and if Tenant desires to have such work done during other than business hours, Tenant agrees to pay all overtime and additional expenses resulting from such work; to enter upon the Premises following reasonable prior written notice and, during the continuance of any such work, to temporarily close doors, entryways, public space, and corridors in the Building; and to interrupt or temporarily suspend Building services and facilities agreed to be furnished by Landlord, all without the same constituting an eviction of Tenant in whole or in part and without abatement of Rent by reason of loss or interruption of the business of Tenant or otherwise and without in any manner rendering Landlord liable for damages or relieving Tenant from the performance of Tenant’s obligations under this Lease; provided, however, reasonable access to the Premises will be maintained and the business of Tenant may not be interfered with unreasonably;

(b) Following 120 days prior written notice from Landlord to Tenant, to change the name and street address of the Building, and to change the arrangement and location of entrances or passageways, doors, and doorways, corridors, elevators, stairs, restrooms or other public parts of the Building;

(c) To take such reasonable measures as Landlord deems advisable for the security of the Building and its occupants; evacuating the Building for cause, suspected cause, or for drill purposes; temporarily denying access to the Building; and closing the Building after normal business hours and on Sundays and holidays, subject, however, to Tenant’s right to enter when the Building is closed after normal business hours under such reasonable regulations as Landlord may prescribe from time to time for application to and for the benefit and protection of all tenants of the Building;

(d) Upon prior oral notice to Tenant, to enter the Premises during reasonable hours (i) at any time during the Term to show the Premises to prospective purchasers or lenders, or (ii) during the last nine (9) months of the Term to show the Premises to prospective tenants, and to decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy at any time after Tenant vacates or abandons the Premises;

(e) To maintain within the lobby of the Building a directory containing a standard listing with Tenant’s name;

(f) To install and maintain signs on the exterior and interior of the Building;

(g) To prescribe and approve in advance the location and style of any suite number and identification sign or lettering on the door to the Premises occupied by Tenant, the cost of which signage shall be borne by Tenant;

(h) To retain at all times and to use in appropriate instances pass keys to the Premises;

(i) To grant to anyone the right to conduct any business or render any service in the Building, whether or not it is the same as or similar to the use expressly permitted to Tenant in Section 7 above;

(j) To have access for Landlord and other tenants of the Building to all mail chutes according to the rules of the United States Post Office;

(k) To enter the Premises following reasonably prior written notice for reasonable purposes, including supplying janitor service or other service to be provided to Tenant under this Lease;

(l) To require all persons entering or leaving the Building during such hours as Landlord may from time to time determine to identify themselves to watchmen or security personnel by registration or otherwise, and to establish their right to enter or leave the Building; provided Landlord will not be liable in damages for any error with respect to admission to or eviction or exclusion of any person from the Building. In case of fire, invasion, insurrection, mob, riot, civil disorder, public excitement or other commotion, or threat thereof, Landlord reserves the right to limit or prevent access to the Building during the continuance of same, shut down elevator service, activate elevator emergency controls, or otherwise take such action or preventive measures deemed necessary by Landlord for the safety of the tenants or other occupants of the Building or the protection of the Building and the property in the Building. Tenant agrees to cooperate in any reasonable safety program developed by Landlord; and

(m) From time to time to make and adopt such reasonable rules and regulations, in addition to or other than or by way of amendment or modification of the rules and regulations contained in Exhibit B attached to this Lease or other sections of this Lease, for the protection and welfare of the Building, its tenants and occupants, as Landlord may determine, and Tenant agrees to abide by all such rules and regulations.

21.	MISCELLANEOUS.

21.1.	Landlord Transfer.

Landlord may transfer any portion of the Building and any of its rights under this Lease. If Landlord assigns its rights under this Lease, then Landlord will be released from any further obligations under this Lease, provided that the assignee assumes Landlord’s obligations under this Lease in writing.

21.2.	Landlord’s Liability.

The liability of Landlord and Landlord’s Affiliates (as defined below) to Tenant for any default by Landlord under the terms of this Lease will be recoverable only from the interest of Landlord in the Building, and Tenant agrees to look solely to Landlord’s interest in the Building for the enforcement of any judgment, award, order or other remedy under or in connection with this Lease. Under no circumstances will Landlord or Landlord’s Affiliates have any personal liability for any of the foregoing matters. The term “Landlord’s Affiliates” means collectively Landlord’s property manager and its and Landlord’s respective current and future affiliates, trustees, beneficiaries, principals, investors, directors, officers, general or limited partners, shareholders, managers, employees, agents, representatives, successors and assigns.

21.3.	Force Majeure.

Other than for Tenant’s obligations under this Lease which can be performed by the payment of money (e.g., payment of Rent and maintenance of insurance), whenever a period of time is prescribed for action to be taken by either party, such party will not be liable or responsible for, and there will be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond the reasonable control of such party.

21.4.	Brokerage.

Tenant has not dealt with any broker or agent in connection with the negotiation or execution of this Lease, other than Landlord’s Broker and Tenant’s Broker, whose commissions are payable by Landlord. Tenant agrees to defend, indemnify and hold Landlord harmless from and against all claims, damages, costs, expenses, attorneys’ fees and other liabilities for commissions or other compensation claimed by any other broker or agent.

21.5.	Estoppel Certificates.

From time to time, Tenant agree to furnish to Landlord, within ten (10) business days after a written request, a written estoppel certificate signed by an authorized signatory of Tenant, in the form attached as Exhibit D, confirming and certifying to Landlord or correcting as needed, as of the date of such estoppel certificate, the factual matters contained in such estoppel certificate. Furthermore, if Tenant is late in delivering the aforesaid estoppel certificate to Landlord within the time frame set forth above, Landlord shall send a second written request demanding delivering of the estoppel and specifically referencing Tenant’s liability to pay a penalty to Landlord for its failure to deliver the estoppel. If Tennat fails to deliver the estoppel following the second request, Tenant herein unconditionally agrees that it shall be liable on demand to pay Landlord the sum of $500.00 for each day that Tenant is late in delivering the aforesaid estoppel certificate to Landlord, such sum to be as and for Landlord’s full and complete liquidated and agreed monetary damages suffered by reason of Tenant’s failure to timely deliver an estoppel certificate to Landlord.

21.6.	Notices.

All notices and other communications given pursuant to this Lease must be in writing and must be sent to the parties listed in the Lease Information Summary above by (1) first class mail, United States Mail, postage prepaid, certified, with return receipt requested, and addressed to the parties at the address specified in the Lease Information Summary, (2) a nationally recognized overnight courier, (3) personal delivery to the intended address, or (4) facsimile transmission with confirmation of successful transmission followed by a confirmatory letter. All notices will be effective upon delivery to the address of the addressee, or, if the addressee refuses delivery, then delivery will be deemed effective as of the date of the attempted delivery. The parties may change their addresses by giving notice of such change to the other party in conformity with this provision.

21.7.	Severability.

If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws, then the remainder of this Lease will not be affected, and in lieu of such clause or provision, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision will be deemed added to this Lease as may be possible and be legal, valid, and enforceable.

21.8.	Amendments; Binding Effect.

This Lease may not be amended except by instrument in writing signed by Landlord and Tenant. No provision of this Lease will be deemed to have been modified or waived by Landlord unless such modification or waiver is in writing signed by Landlord. No custom or practice which may evolve between the parties in the administration of the terms of this Lease will waive or diminish the right of Landlord to insist upon the performance by Tenant in strict accordance with the terms of this Lease, except as expressly modified in writing signed by Landlord and Tenant. The terms and conditions contained in this Lease will inure to the benefit of and be binding upon the parties, and upon their respective successors in interest and legal representatives, except as otherwise expressly provided. This Lease is for the sole benefit of Landlord and Tenant, and, other than Landlord’s Mortgagee, no third party may be deemed a third party beneficiary.

21.9.	Quiet Enjoyment.

Provided Tenant has performed all of its obligations under this Lease, Tenant may peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord or any party claiming by, through, or under Landlord, subject to the terms and conditions of this Lease.

21.10.	No Merger.

No merger of the leasehold estate created under this Lease with the fee estate in all or any part of the Premises will occur if the same person acquires or holds, directly or indirectly, this Lease or any interest in this Lease and the fee estate in the leasehold Premises or any interest in such fee estate.

21.11.	No Offer.

The submission of this Lease to Tenant may not be construed as an offer, and Tenant will have no rights under this Lease unless Landlord executes a copy of this Lease and delivers it to Tenant.

21.12.	Entire Agreement; Governing Law.

This Lease constitutes the entire agreement between Landlord and Tenant regarding the subject matter of this Lease and supersedes all prior related oral statements and writings. Except for those set forth in this Lease, no representations, warranties, or agreements have been made by Landlord or Tenant to the other with respect to this Lease or the obligations of Landlord or Tenant in connection with this Lease. This Lease shall be governed by, construed under and be enforceable in accordance with the laws of the State of Illinois.

21.13.	Calendar Days.

All references in this Agreement to a certain number of days will be deemed to mean calendar days, unless otherwise expressly stated.

21.14.	Prohibition Against Leasehold Mortgages.

Tenant will not mortgage, pledge or otherwise encumber its interest in this Lease or in the Premises during the Term.

21.15.	Waiver of Trial by Jury.

Landlord and Tenant mutually, knowingly, irrevocably, voluntarily and intentionally waive the right to a trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with this Lease. Each party further warrants and represents that it has reviewed this waiver with its legal counsel and that each has waived its jury trial rights following consultation with legal counsel. This waiver applies to any and all subsequent amendments and any other agreements relating to this Lease. In the event of litigation, this Lease may be filed as a written consent to a trial by the court sitting without a jury.

21.16.	Landlord’s Remedies Cumulative.

No reference to any specific right or remedy will preclude Landlord from exercising any other right, having any other remedy or maintaining any action to which it may otherwise be entitled at law or in equity. No failure by Landlord to insist upon the strict performance of any agreement, term, covenant or condition of this Lease, or to exercise any right or remedy consequent upon a breach thereof, and no acceptance of full or partial Rent during the continuance of any such breach will constitute a waiver of any such breach, agreement, term, covenant or condition. No waiver by Landlord of any breach by Tenant under this Lease or of any breach by any other tenant under any other lease or any portion of the Building will affect or alter this Lease in any way whatsoever. No covenant, term or condition of this Lease will be deemed waived by Landlord unless such waiver is in writing and executed by Landlord. Landlord may accept a partial payment of Rent or other sums due under this Lease without such acceptance constituting an accord and satisfaction and without prejudice to Landlord’s right to demand the balance of such Rent or other sum, notwithstanding any notation on a check or letter accompanying such partial payment, unless Landlord expressly waives its right to such balance in writing. Notwithstanding anything in this Lease to the contrary, Tenant shall not be liable to Landlord (or any person or entity claiming by, through or under Landlord) for, and Landlord hereby releases and waives any claims with respect to, any consequential, speculative, special or indirect damages, including, without limitation, lost profits, arising under or in connection with the Lease, except to the extent resulting from a hold over in the Premises by Tenant exceeding thirty (30) days following the Expiration Date.

21.17.	Prohibition Against Recordation.

Tenant may not record all or any part of this Lease or any memorandum of this Lease. Any recording by Tenant of all or any part of this Lease or any memorandum of this Lease will be in violation of this Lease and will be void, and Tenant agrees to indemnify Landlord, its trustees, beneficiaries, agents, successors and assigns for any losses, damages or expenses of any nature whatsoever incurred by reason of such recording. In the event Tenant records or causes all or any part of this Lease or any memorandum of this Lease to be recorded, Tenant hereby irrevocably appoints Landlord as Tenant’s attorney-in-fact, coupled with an interest, to execute and record a certificate to clear any cloud on the title to the Building created by the improper recordation.

21.18.	Confidentiality.

Landlord and Tenant agree to maintain in strict confidence the financial terms contained in this Lease (collectively the “Confidential Information”). Landlord and Tenant shall not under any circumstances disclose all or any portion of the Confidential Information to any other person or entity, and shall maintain the Confidential Information in the strictest confidence. Notwithstanding the foregoing, however, Landlord and Tenant may disclose the Confidential Information (i) to their employees to the extent that such employees reasonably need to know such Confidential Information in order to perform services on behalf of Landlord or Tenant; (ii) to the extent required by any applicable statute, law, regulation, governmental authority or court order; and (iii) in connection with any litigation or proceeding that may arise between the parties in connection with this Lease. Landlord and Tenant shall advise their employees of the provisions of this Section 21.18 and cause such employees to keep the Confidential Information confidential and otherwise comply with the terms of this Section 21.18.

21.19.	Joint and Several Liability.

If two (2) or more individuals, corporations, partnerships or other business associations (or any combination of two (2) or more thereof) sign this Lease as Tenant, the liability of each such individual, corporation, partnership or other business association to pay Rent and perform all of Tenant’s other obligations under this Lease are deemed to be joint and several.

21.20.	Corporate Authority.

If Tenant is a corporation, the persons executing this Lease on behalf of Tenant hereby covenant and warrant that Tenant is a duly constituted corporation qualified to do business in the State of Illinois; all of Tenant’s franchise and corporate taxes have been paid to date; all future forms, reports, fees and other documents necessary for Tenant to comply with all applicable laws will be filed by Tenant when due; and such persons are duly authorized by the board of directors of such corporation to execute and deliver this Lease on behalf of Tenant. The person executing this Lease on behalf of Landlord hereby covenants and warrants that Landlord is a duly formed Delaware limited liability company qualified to do business in the State of Illinois; all future forms, reports, fees and other documents necessary for Lanldord to comply with all applicable laws will be filed by Landlord when due; and such persons are duly authorized by the Board of Managers of Landlord to execute and deliver this Lease on behalf of Landlord.

21.21.	Signage.

Landlord shall, at Landlord’s sole cost and expense, provide signage on the front entrance door to the Premises. Additionally, Tenant shall have the right, at Tenant’s sole cost and expense, to install a monument sign at the front entrance of the Building provided such sign complies with all local law and is approved by Landlord.

21.22.	Parking.

Landlord shall provide to Tenant, without cost or expense to Tenant, one hundred twenty (120) unreserved parking spaces in the Building’s parking facility (four (4) parking spaces for every 1,000 square feet leased by Tenant). The Building’s parking facility is adjacent to the Building. In the event Tenant exercises its rights with respect to the RFR Space (as defined in Section 21.26 herein), then the number of parking spaces available to Tenant shall be increased according to the ratio set forth in this Section 21.22.

21.23.	Security Alarm and Generator Use.

Landlord and Tenant hereby agree that during the Term and any renewal or extension thereof Tenant shall be permitted to exclusively use the back-up electric generator and the security alarm system each currently servicing the Building. Tenant shall be responsible, at Tenant’s sole cost and expense, for the costs associated with the maintenance and repair for the generator and security alarm system, including the activation of the security alarm system. Landlord makes no representations as to the suitability, effectiveness or functionality of either the generator or security alarm system.

21.24.	Renewal Option.

Provided no Event of Default has occurred and remains outstanding, Tenant shall have the option (the “Renewal Option”) to renew the Term of this Lease for an additional five (5) year period (the “Renewal Period”). If Tenant desires to exercise the Renewal Option, Tenant must deliver written notice (the “Renewal Notice”) to Landlord at least nine (9) months prior to the scheduled expiration of the Term; otherwise, the Renewal Option will lapse and be deemed forever waived by Tenant. The same terms and conditions as contained in this Lease will apply during the Renewal Period, except that commencing with first Lease Year of the Renewal Period the Base Rent will be equal to the lesser of the fair market rental rate for the Premises or the Base Rent as of the Termination Date increased by three (3%) percent per annum. The parties agree that the fair market rental rate and annual escalations, if any, shall be mutually determined by Landlord and Tenant within sixty (60) days following the Renewal Notice. Any attempt by Tenant to exercise the Renewal Option by any method, at any time or in any circumstances other than as specifically set forth herein will be null and void and of no force or effect at the sole option and discretion of Landlord. The Renewal Option is reserved to Tenant and will not inure to the benefit of any assignees, sublessees, transferees, successors and/or assigns of Tenant other than Permitted Transferees.

21.25.	Termination Option.

(a) Tenant shall have the option to terminate this Lease (each a “Termination Option”) effective as of either the day immediately preceding the fifth (5th) year anniversary of the Commencement Date or the day immediately preceding the seventh (7th) year anniversary of the Commencement Date (each a “Termination Date”). Tenant must deliver written notice to Landlord of its intention to exercise its Termination Option no later than nine (9) months prior to either Termination Date (the “Termination Notice”), time being of the essence. Within ten (10) days after receipt of the Termination Notice Landlord will provide Tenant with a written calculation of the applicable termination fee (the “Termination Fee”). The Termination Fee will be equal to the sum of all of Landlord’s unamortized transaction costs associated with the Premises, including but not limited to Landlord’s unamortized costs for Landlord’s Work, and brokerage commissions plus a ten percent (10%) add-on factor (or a five percent (5%) add-on factor if the Termination Date is the day immediately preceding the seventh (7th) year anniversary of the Commencement Date). Within ten (10) days after receipt of written notice of the Termination Fee, Tenant shall pay such amount to Landlord by certified or cashier’s check or by wire transfer. In such event, Tenant will vacate and surrender possession of the Premises to Landlord on the Termination Date in the manner required under this Lease. Tenant’s failure to pay the Termination Fee within such ten (10) day period will cause the Termination Notice be null and void and of no force or effect. Any attempt by Tenant to exercise its Termination Option by any method, at any time or in any circumstances other than as specifically set forth in this Section 21.25 will be null and void and of no force or effect at the sole option and discretion of Landlord. The Termination Option is reserved to Tenant and will not inure to the benefit of any assignees, sublessees, transferees, successors and/or assigns of Tenant other than Permitted Transferees. Notwithstanding any exercise of the Termination Option by Tenant pursuant to this Section 21.25, Tenant shall remain liable to Landlord for any and all Base Rent, Additional Rent and/or any other amounts and to perform any and all of Tenant’s obligations which accrue prior to the Termination Date but which become due on or after the Termination Date.

(b) Furthermore, if at any time during the term of this Lease any applicable law or regulation in effect as of the date hereof changes or is enforced or interpreted differently by any governmental authority, and such change, enforcement or interpretation material and adversely effects the Tenant Enterprise (hereinafter defined), then Tenant may terminate this Lease by delivering three (3) months prior written notice of such termination to Landlord. A decline of fifty percent (50%) or more of the Tenant Enterprise’s gross revenue (determined based upon a comparison of nine (9) consecutive months in a calendar year compared to the same nine (9) consecutive months in the prior calendar year) shall be conclusive evidence of a material and adverse effect. Notwithstanding the foregoing, however, in the event of any such termination by Tenant, Tenant agrees to pay to Landlord an amount equal to the sum of all of Landlord’s unamortized transaction costs associated with the Premises (calculated as of the effective date of the termination), including but not limited to Landlord’s unamortized costs for Landlord’s Work, and brokerage commissions plus (i) a penalty of nine (9) months of then current Base Rent if the termination occurs during the first five (5) years of the Term of this Lease, or (ii) a penalty of six (6) months of then current Base Rent if the termination occurs during the second five (5) years of the Term of this Lease. The term “Tenant Enterprise” shall mean Cash America Net Holding, LLC (“CANH”) and any entity controlled by CANH.

21.26.	Right of First Refusal.

Provided no Event of Default has occurred and remains outstanding, Landlord shall give written notice to the Tenant of the availability of any portion of rentable space located in the Building (collectively the “RFR Space”) for leasing by Tenant after Landlord has received a bona-fide offer to lease such space by a third party (“Landlord’s Notice”). Landlord’s Notice will state the terms of the offer and include written documentation evidencing same. Tenant shall then have a period of seven (7) business days from receipt of Landlord’s Notice to deliver written notice to Landlord of Tenant’s exercise of its option to lease the RFR Space on and for the terms contained herein and in Landlord’s Notice (“Tenant’s Notice”). If Tenant shall duly exercise its option within the time and the manner specified in this subsection, then within ten (10) business days of receiving Tenant’s Notice, Landlord shall deliver to Tenant an amendment to this Lease for the RFR Space containing the terms of the proposed leasing for the RFR Space. All notices to be given by Tenant hereunder shall be given in accordance with this Lease, with time being of the essence. Any such lease for such RFR Space shall be upon the same covenants, agreements, provisions, terms and conditions as are contained in the Lease, except that the Base Rent shall be the rate set forth in Landlord’s Notice, the term for the RFR Space shall expire co-terminously with the Premises and if the RFR Space comprises the balance of the space in the Building so that Tenant occupies 39,813 rentable square feet, Landlord will expand the restroom facilities in accordance with the plan set forth on Exhibit F annexed hereto and made a part hereof.

[The remainder of this page is left intentionally blank. Signature page to follow.]

IN WITNESS WHEREOF, Landlord and Tenant have respectively executed this Lease as of the day and year first above written.

LANDLORD:

CROWN GRAND TRI-STATE LLC

By:	Crown Grand Tri-State Managing Member, L.P., Its Managing Member

By:	Crown Grand Tri-State General Partner Corp., Its General Partner

By:	/s/
Name: Davar Rad
Title: President

TENANT:

CASH AMERICA INTERNATIONAL, INC.

By:	/s/
Name: Timothy S. Ho
Title: President – Internet Services Division

EXHIBIT A

FLOOR PLAN OF PREMISES

EXHIBIT B

BUILDING RULES AND REGULATIONS

The following rules and regulations will apply to the Premises, the Building and any appurtenances:

Sidewalks, doorways, vestibules, halls, stairways, and other similar areas may not be obstructed by tenants or used by any tenant for purposes other than ingress and egress to and from their respective leased premises and for going from one to another part of the Building.

Plumbing fixtures and appliances may be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material may be thrown or deposited in such fixtures and appliances. Damage resulting to any such fixtures or appliances from misuse by a tenant or its agents, employees or invitees, shall be paid by such tenant.

No signs, advertisements or notices may be painted or affixed on or to any windows or doors or other part of the Building without the prior written consent of Landlord. No nails, hooks or screws may be driven or inserted in any part of the Building except by Building maintenance personnel. No curtains or other window treatments may be placed between the glass and the Building standard window treatments.

Landlord will provide and maintain an alphabetical directory for all tenants in the main lobby of the Building.

Landlord will provide all door locks in each tenant’s leased premises, at the cost of such tenant, and no tenant may place any additional door locks in its leased premises without Landlord’s prior written consent. Landlord will furnish to each tenant a reasonable number of keys to such tenant’s leased premises, at such tenant’s cost, and no tenant may make a duplicate.

Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by tenants of any bulky material, merchandise or materials which require use of elevators or stairways, or movement through the Building entrances or lobby may be conducted under Landlord’s supervision at such times and in such a manner as Landlord may reasonably require. Each tenant assumes all risks of and will be liable for all damage to articles moved and injury to persons or public engaged or not engaged in such movement, including equipment, property and personnel of Landlord if damaged or injured as a result of acts in connection with carrying out this service for such tenant.

Landlord may prescribe weight limitations and determine the locations for safes and other heavy equipment or items, which will in all cases be placed in the Building so as to distribute weight in a manner acceptable to Landlord which may include the use of such supporting devices as Landlord may require. All damages to the Building caused by the installation or removal of any property of a tenant, or done by a tenant’s property while in the Building, will be repaired at the expense of such tenant.

Corridor doors, when not in use, must be kept closed. Nothing may be swept or thrown into the corridors, halls, elevator shafts or stairways. No birds or animals may be brought into or kept in, on or about any tenant’s leased premises. No portion of any tenant’s leased premises may at any time be used or occupied as sleeping or lodging quarters.

Tenant will cooperate with Landlord’s employees in keeping its leased premises neat and clean. Tenant will not employ any person for the purpose of such cleaning other than the Building’s cleaning and maintenance personnel.

To ensure orderly operation of the Building, no ice, mineral or other water, towels, newspapers, etc. may be delivered to any leased area except by persons approved by Landlord.

Tenant may not make or permit any improper, objectionable or unpleasant noises or odors in the Building or otherwise interfere in any way with other tenants or persons having business with them.

No machinery of any kind (other than normal office equipment) may be operated by any tenant on its leased area without Landlord’s prior written consent, nor may any tenant use or keep in the Building any flammable or explosive fluid or substance.

Landlord will not be responsible for lost or stolen personal property, money or jewelry from tenant’s leased premises or public or common areas regardless of whether such loss occurs when the area is locked against entry or not.

No vending or dispensing machines of any kind may be maintained in any leased premises without the prior written permission of Landlord.

EXHIBIT C

ESTOPPEL CERTIFICATE

The undersigned tenant (“Tenant”) certifies as follows:

1. Tenant entered into a written lease dated                     , 200    (the “Lease”) with                     , as landlord (“Landlord”), under which Lease Landlord leased to Tenant and Tenant rented from Landlord certain premises on the             floor of the building located at                     (the “Premises”).

2. The Lease is in full force and effect; Tenant accepted and presently occupies the Premises and is paying rent currently; Tenant has no setoffs, claims or defenses to the enforcement of the Lease; and Tenant has not assigned or transferred its interest thereunder.

3. Tenant’s Base Rent under the Lease is currently $            .

4. As of this date, Tenant is not in default in the performance of the Lease, has not committed any breach of the Lease and no notice of default has been given to Tenant.

5. As of this date, Landlord is not in default under the Lease, and no notice of default has been given to Landlord.

6. No rent or other moneys have been paid to Landlord or Landlord’s agent by Tenant more than thirty (30) days in advance under the Lease, and a security deposit has been paid by Tenant in the amount of $            .

7. The term of the Lease expires on             , and Tenant has no rights to extend the term of the Lease nor purchase all or any portion of the Premises.

8. Tenant has no claim against Landlord for any security deposit or prepaid rent.

9. The Lease constitutes the only agreement between Landlord and Tenant with respect to the Premises, and the Lease has not been amended, modified or superseded.

Dated:                     , 20

TENANT:

                                                 ,

a

By:

Its:

EXHIBIT D

CERTIFICATE OF COMMENCEMENT DATE

CROWN GRAND TRI-STATE LLC

c/o Crown Properties, Inc.

8 Fairway Court

Upper Brookville, New York 11771

Date:                     , 2009

Re:	Lease (“Lease”) dated , 2009 between Crown Grand Tri-State LLC, as Landlord, and , as Tenant, for a portion of the rentable space located on the ( ) floor in the building known as 1275 Tri-State Parkway, Gurnee, IL

Gentlemen:

All capitalized terms used herein shall have the meanings set forth in the Lease. We are writing to acknowledge and confirm that the Commencement Date under the Lease is                     , 200  , the Rent Commencement Date under the Lease is                     , 200  , and the Expiration Date is                     , 200    .

Please sign where indicated on the bottom left-hand corner of this letter to indicate your assent to the foregoing and deliver a fully executed duplicate original of this letter to the undersigned within five (5) days of the date hereof.

LANDLORD
CROWN GRAND TRI-STATE LLC
By:	Crown Grand Tri-State Managing
Member, L.P., Its Managing Member
By:	Crown Grand Tri-State General
Partner Corp., Its General Partner

By:
Name: Davar Rad
Title: President

Accepted and Agreed to:

By:

EXHIBIT E

LANDLORD’S WORK

Landlord agrees, at its sole cost and expense, to perform certain improvements to the Premises using Building-standard materials and finishes in accordance with plans and specifications (the “Plans”) prepared by Hydzik Schade Associates Ltd. (dated February 3, 2009 and revised March 3, 2009) and attached hereto as Exhibit “E-1” (collectively the “Landlord’s Work”).

EXHIBIT E-1

PLANS

Ground Floor

ELECTRICAL SYMBOLS	Preliminary Estimate Notes	Preliminary Estimate Notes	Preliminary Estimate Notes	Preliminary Estimate Notes	ROOM / OCCUPANCY SCHEDULE
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]

PRELIMINARY PRICING PLAN

1275 Tri-State Parkway

CASHNETUSA

EXHIBIT F

RESTROOM EXPANSION PLAN

FIRST AMENDMENT OF LEASE

THIS FIRST AMENDMENT OF LEASE (the “Amendment”), made as of the 16th day of September 2009 (the “Effective Date”), between CROWN GRAND TRI-STATE LLC, a Delaware limited liability company having an address at c/o Crown Properties, Inc., 8 Fairway Court, Upper Brookville, New York 11771 (“Landlord”), and CASH AMERICA NET HOLDINGS, LLC, a Delaware limited liability company having an address at 1600 West 7th Street, Fort Worth, Texas 76102 (“Tenant”).

W I T N E S S E T H:

WHEREAS, by Lease Agreement (the “Lease”) dated March 17, 2009, Landlord, as landlord, did demise and let unto Tenant (as assignee of Cash America International, Inc.), as tenant, that certain premises containing approximately 20,228 rentable square feet and known as Suite 100 (the “Premises”) in the building commonly known as 1275 Tri-State Parkway, Gurnee, Illinois (the “Building”) as more particularly described in the Lease; and

WHEREAS, the parties desire by this Amendment to modify the terms of the Lease as hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Defined Terms; Recitals. All terms used herein and not otherwise defined shall have the meanings ascribed to them in the Lease. The recitals set forth hereinabove are expressly incorporated into the body of this Amendment by reference.

2. Additional Rent. As of the Effective Date, item (4) of Section 3.2(b) of the Lease is hereby deleted in its entirety and shall be deemed of no further force and effect. Furthermore, as of the Effective Date, (i) the instance of “and” immediately preceding item (18) of Section 3.2(c) is deleted and replaced with a semicolon and “and (19) costs for utilities” is hereby inserted immediately prior to the period at the end of Section 3.2(c).

3. Utilities. As of the Effective Date, Section 5.2(a) of the Lease is hereby deleted in its entirety and replaced with the following:

“5.2.	Utilities.

(a) Tenant shall obtain electricity and gas from the public utility company, and all costs of such services shall be paid by Tenant directly to the public utility companies (the “Utility Charges”). On the Commencement Date, Tenant shall arrange with the public utility companies for the electric and gas bill for the Building to be put in Tenant’s name and for all bills to be sent directly to Tenant. Tenant agrees to pay the Utility Charges to the public utility companies for the entire Building and Landlord agrees to reimburse Tenant for a portion of the Utility Charges, as more particularly set forth below, representing such charges for the remaining portion of the Building exclusive of the Premises (the “Utility Reimbursement”). The parties hereby agree that from the Commencement Date through and including September 30, 2010, Landlord shall pay to Tenant a Utility Reimbursement in the amount of $856.60 per month, which is based upon an average electric charge for the Building of $488.15 (0.07259 / kWh), determined as if the Building were vacant (the “Base Electric Charge”), and an average gas charge for the Building of $368.45 (0.8010 Therms), determined as if the Building were vacant (the “Base Gas Charge”). Landlord agrees to pay the monthly Utility Reimbursement to Tenant no later than the tenth (10th) day of each calendar month. On October 1, 2010 and each successive Lease Year thereafter during the Term, Landlord and Tenant shall review the Utility Charges for electric and gas for the prior twelve (12) month period and if the Utility Charges for said period exceed, or are less than the Base Electric Charge and the Base Gas Charge, as the case may be, the Utility Reimbursement for gas and electric shall be modified accordingly for the next succeeding twelve (12) month period. Notwithstanding anything to the contrary set forth above, either Landlord or Tenant, upon ninety (90) days written notice, may elect to install a submeter for the Premises to measure the Utility Charges, the cost of such installation shall borne exclusively by Tenant, and paid to Landlord as Additional Rent.”

4. Effect of Amendment. As modified and amended by this Amendment, all of the terms, covenants and conditions of the Lease are hereby ratified and confirmed and shall continue to be and remain in full force and effect throughout the remainder of the term thereof.

[Remainder of page intentionally left blank]

2

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

LANDLORD:

CROWN GRAND TRI-STATE LLC

By:	Crown Grand Tri-State Managing Member, L.P., Its Managing Member

By:	Crown Grand Tri-State General Partner Corp., Its General Partner

By:	/s/
Name: Davar Rad
Title: President

TENANT:

CASH AMERICA NET HOLDINGS, LLC

By:	/s/
Name: J. Curtis Linscott
Title: Manager

3